Morgan Stanley Dean Witter Mid-Cap Dividend Growth Securities


Item 77.C.     Matters Submitted to a Vote of Security Holders

       On June 22, 2000 a Special Meeting of the Fund's Shareholders was held to vote upon an Agreement and Plan of Reorganization, dated January 26, 2000, between Morgan Stanley Dean Witter Mid-Cap Dividend Growth Securities and Morgan Stanley Dean Witter Mid-Cap Equity Trust, pursuant to which substantially all of the assets of Morgan Stanley Dean Witter Mid-Cap Dividend Growth Securities would be combined with those of Morgan Stanley Dean Witter Mid-Cap Equity Trust and shareholders of Morgan Stanley Dean Witter Mid-Cap Dividend Growth Securities would become shareholders of Morgan Stanley Dean Witter Mid-Cap Equity Trust receiving shares of Morgan Stanley Dean Witter Mid-Cap Equity Trust with a value equal to the value of their holdings in Morgan Stanley Dean Witter Mid-Cap Dividend Growth Securities. The vote on the Agreement and Plan of Reorganization was as follows:



For:       10,529,923.612               Against:      193,311.747
Abstain: 957,799.727